Exhibit 99.2

FOR IMMEDIATE RELEASE

WHEELER REAL ESTATE INVESTMENT TRUST, INC.
PROVIDES 2014 EXPANSION REVIEW

Company Increased Gross Leasable Area by 622,792 Square Feet for the Year 2014

Virginia Beach, VA – January 16, 2015 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”) today announced an overview of acquisition activity and operational review for 2014.

In 2014, Wheeler acquired approximately $58 million in real estate assets consisting of eight necessity-based retail focused shopping centers. These acquisitions, all of which occurred during the second half of 2014, added 622,792 square feet of gross leasable area to the Company’s property portfolio and expanded the Company’s geographic footprint. As of the date of this announcement, the Company’s portfolio consists of 37 locations in 11 states, which includes five undeveloped properties and Pierpont Centre (previously announced) that the Company acquired on January 14, 2015.

Jon S. Wheeler, Chairman and Chief Executive Officer, commented, “Having completed several key initiatives, we were pleased with our progress in 2014. During the year, we adhered to our acquisition criteria of acquiring ‘necessity-based’ retail focus properties located in secondary and tertiary markets with high occupancy rates and strong tenants mixes. We acquired the eight properties at favorable rates, and we secured them under attractive financing terms. We will continue to seek acquisitions that provide strong returns as well as explore new opportunities for growth. We remain committed to maximizing value for our shareholders and are looking forward to another successful year.”

Update on operations
In January 2014, the Company announced the acquisition of Wheeler Development, LLC, a taxable REIT subsidiary with the potential to provide development services to current tenants or possible third parties. Since the acquisition of Wheeler Development, Wheeler has acquired five undeveloped properties totaling approximately 64 acres of land with a combined acquisition value of approximately $6.9 million. The Company believes it has a broad pipeline of potential retail development opportunities in secondary and tertiary markets and expects to continue to grow this segment of its business.

In October 2014, Wheeler completed the acquisition of Wheeler Interests, LLC, Wheeler Real Estate, LLC and WHLR Management, LLC. With the acquisition of these businesses, Wheeler has development, re-development, acquisition, leasing and property management services all operating in–house.

The Company expects the increase in operating costs to be fully offset by the elimination of fees associated with these services and fees generated by third-party leasing and management services. The Company intends to provide a further update when it reports its 2014 fourth quarter and year-end results.

About Wheeler Real Estate Investment Trust Inc.
Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Northeast, Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward-Looking Statement
Wheeler Real Estate Investment Trust, Inc. (the "Company") considers portions of the information in this press release relating to its business operations contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company's statements regarding anticipated, future acquisitions and the successful integration of Wheeler Development, Wheeler Interests, Wheeler Real Estate and WHLR Management are forward-looking statements. There are a number of important factors that could cause the Company's operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company's ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company's ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company's filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT -OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust Inc.	The Equity Group Inc.

Robin Hanisch	Terry Downs

Corporate Secretary	Associate

(757) 627-9088	(212)836-9615

robin@whlr.us	tdowns@equityny.com

Laura Nguyen	Adam Prior

Director of Marketing	Senior Vice-President

(757) 627-9088	(212)836-9606

lnguyen@whlr.us	aprior@equityny.com